Exhibit (d-7)

AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

WHEREAS, Fred Alger Management, Inc. and The Alger Funds (the “Trust”) entered into an investment advisory agreement dated February 14, 2007 (as amended, supplemented and/or restated to date, the “Agreement”) to provide certain investment advisory services to the Trust and each of its series (the “Funds”); and

WHEREAS, effective October 1, 2019, Fred Alger Management, Inc. converted from a New York corporation to a Delaware limited liability company and changed its name to “Fred Alger Management, LLC” (“Alger Management”); and

WHEREAS, the Trust and Alger Management desire to update Schedule I of the Agreement to reflect changes in the names of certain Funds and certain advisory fee changes;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereby amend the Agreement as follows:

1. All references in the Agreement to “Fred Alger Management, Inc.” are hereby deleted and replaced with “Fred Alger Management, LLC”. None of the terms or provisions of the Agreement shall be affected by this change in legal entity.

2. Schedule I of the Agreement is hereby deleted in its entirety and replaced with Schedule I as attached and incorporated by reference to this amendment.

3. Except as otherwise provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect. Capitalized terms herein that are not defined shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties by their duly authorized officers, have caused this Amendment to be executed as of September 29, 2020.

THE ALGER FUNDS		FRED ALGER MANAGEMENT, LLC

By:	/s/ Tina Payne	By:	/s/ Tina Payne
Name:	Tina Payne	Name:	Tina Payne
Title:	Secretary, CCO	Title:	SVP, General Counsel, CCO

SCHEDULE I

Name of Fund	Annual Fee as Percentage of Average Daily Net Assets	Reapproval Date
Alger Capital	.81% for assets up to $2 billion;	October 31
Appreciation Fund	.65% for assets between $2 billion and $3 billion;
.60% for assets between $3 billion and $4 billion;
.55% for assets between $4 billion and $5 billion;
.45% for assets in excess of $5 billion

Alger International Focus Fund	.71% for assets up to $1 billion;	October 31
.60% for assets in excess of $1 billion

Alger Mid Cap Growth Fund	.76% for assets up to $1 billion;	October 31
.70% for assets in excess of $1 billion

Alger Weatherbie	.81% for assets up to $1 billion;	October 31
Specialized Growth Fund	.75% for assets in excess of $1 billion

Alger Small Cap Growth Fund	.81% for assets up to $1 billion;	October 31
.75% for assets in excess of $1 billion

Alger Small Cap Focus Fund	.75%	October 31

Alger Health Sciences Fund	.55%	October 31

Alger Growth & Income Fund	.50%	October 31

Alger Mid Cap Focus Fund	.70% for assets up to $250 million;	October 31
.50% for assets in excess of $250 million